Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax
October 18, 2010
MGM Resorts International
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Dear Ladies and Gentleman,
We have acted as counsel to MGM Resorts International, a Delaware corporation (the “Company”), in connection with (i) the offer, issuance and sale by the Company of 40,900,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (together with any additional shares that may be sold by the Company pursuant to Rule 462(b) under the Act (the “Company Shares”) and (ii) the sale by Tracinda Corporation (the “Selling Stockholder”) of an aggregate of 27,782,000 shares of Common Stock (together with any additional shares of Common Stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) under the Act, the “Selling Stockholder Shares”, and collectively with the Company Shares, the “Shares”). The Shares are to be sold by the Company and the Selling Stockholder pursuant to an underwriting agreement, dated as of October 12, 2010, among the Company, the Selling Stockholder and the underwriter named therein (the “Underwriting Agreement”).
In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company; (ii) the Amended and Restated Bylaws of the Company; (iii) the Registration Statement on Form S-3 (File No. 333-158956) filed by the Company on May 1, 2009 (including documents incorporated by reference therein, the “Registration Statement”); (iv) the prospectus, dated May 1, 2009 (including the documents incorporated by reference therein), which forms part of the Registration Statement; (v) the preliminary prospectus supplement, dated October 12, 2010 (including the documents incorporated by reference therein), relating to the Shares; (vi) the prospectus supplement, dated October 12, 2010 (including the documents incorporated by reference therein), relating to the Shares; (vi) the Underwriting Agreement; (vii) the Common Stock Certificate of the Company representing certain of the Selling Stockholder shares and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.
In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the

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authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and the Selling Stockholder.
Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that (i) the Company Shares, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Stockholder Shares are validly issued, fully paid and non-assessable.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-3 filed pursuant to Rule 462(b) under the Act with respect to the Shares.
Very truly yours,
/s/ Weil, Gotshal & Manges LLP